Exhibit 10.36



May 7, 2002



Dr. James Bannon
[address]
[city, state, zipcode]


         Re:      Employment Letter Agreement (the "Agreement")
                  ---------------------------------------------

Dear Jim:

It is my pleasure to formally confirm your promotion to the office of Corporate Senior Vice President and President, Clinical, Periapproval and Central Diagnostic Services of Covance Inc. ("Covance") on the terms and conditions of this Agreement.

Position
--------

As Corporate Senior Vice President and President, Clinical, Periapproval and Central Diagnostic Services, your duties include the management of Covance Clinical, Periapproval and Central Diagnostic Services. In addition, you will perform such other duties and responsibilities that I, as the Chief Executive Officer ("CEO"), or the Chief Operating Officer may assign to you from time to time. You will report to the Chief Operating Officer. Your office will be located in Covance's World Headquarters, which, as you know, is currently located at 210 Carnegie Center, Princeton, New Jersey, or such other location as determined by the CEO.

Salary and Bonus
----------------

Your new salary will be $255,000 per year.

You will participate in the Covance Variable Compensation Plan (the "Bonus Plan") subject to the terms and conditions thereof. Payouts under the Bonus Plan are contingent upon a number of factors, as specified in the Bonus Plan, including Covance and your performance. If budgeted targets and individual performance criteria are met, you would be eligible for a bonus equal to 65% of your earned base salary. The Bonus Plan allows for increased or decreased bonus payments depending on performance, as determined in accordance thereunder, and bonus payouts will occur approximately mid-March following the end of the calendar Bonus Plan year. For 2002, your actual bonus percentage will be the weighted average of your old target percentage and the new one, and your bonus for 2002 will be determined in accordance with the Variable Compensation Plan (i.e. such weighted average bonus percentage will be applied to your actual base salary earned for 2002).

This Agreement does not constitute an amendment, modification or supplement to the Bonus Plan and to the extent there are any inconsistencies between this Agreement and the Bonus Plan, the latter shall govern. Further, the Bonus Plan is subject to modification or discontinuation at the discretion of Covance. Your base annual incentive target, however, may be increased from 65%, but not decreased, while you are employed by Covance.

Pension Plan
------------

A supplemental executive retirement plan (as amended, modified or adopted from time to time, the "SERP") has been adopted for the senior executives of Covance in which you will participate. The SERP is a non-qualified, unfunded retirement plan designed to provide retirement benefits to you starting at age 60 with provisions enabling you to begin receiving reduced benefits if you retire at age
55. A copy of the plan will be available upon request.

                                                                     May 7, 2002
                                                                          Page 2



Investment and Benefit Plans
----------------------------

You will be eligible to participate in all the Covance employee benefit plans, including medical, dental, life insurance, disability, 401(k) savings plan, Employee Stock Ownership Plan ("ESOP"), and Employee Stock Purchase Plan ("ESPP"), in accordance with the terms and conditions of those plans. In addition, you will receive four weeks vacation per year. A copy of the current benefits program will be provided to you.

Auto and Financial Counseling Allowance
---------------------------------------

You will receive a non-accountable, gross monthly auto allowance of $1,070 per month paid semi-monthly. This allowance is in lieu of any direct or per mile charges you may incur while using your personal car on company business, except for tolls and parking costs. You will be responsible for insurance and all other expenses related to your car. In addition, you will also be eligible to participate in other perquisites and/or benefits programs as are offered to all other senior executives of Covance as a class. These include a tax/financial counseling allowance of $6,000 per year under the terms of the Covance plan. Any expenses actually incurred under this tax/financial counseling plan will be grossed up for tax purposes at an incremental income tax rate of 45%.

Equity Awards
-------------

You may be awarded from time to time additional compensation (such as stock options or performance shares) pursuant to Covance's 2000 Employee Equity Participation Plan (as amended, modified or supplemented from time to time, the "EEPP") or any additional or replacement incentive compensation or long-term compensation program established by Covance for its senior officers. Any awards under such programs shall be at such levels or in such amounts as Covance's Board of Directors or the Compensation and Organization Committee thereof (the "Compensation Committee") deems, in its sole discretion, appropriate for your position and the performance of your duties.

Covance shall recommend to the Board of Directors a grant to you of 15,000 performance shares under the EEPP in 2002, all as more fully set forth in the applicable Restricted Stock Agreement. The rights, obligations and other conditions of any performance shares and stock options shall be as specified in the EEPP and, as applicable, Restricted Stock Agreements and Stock Option Agreements, as such agreements may be amended, modified or supplemented from time to time, in each case between you and Covance.

Severance
---------

Except as provided below under the paragraph headed "Change-of-Control", should you be involuntarily terminated for reasons other than for Cause, the Company shall pay you the following:

         (i) an amount equal to the sum of (a) one year of base salary (payable on the normal payroll cycle) determined at the time of termination and
(b) one year of the annual incentive bonus (payable on the normal bonus cycle) in an amount equal for such year to the product of your base salary in effect at termination and 65% (the sum of (a) and (b) being, collectively, the "Termination Payments");

         (ii) during the period between the first anniversary of the date of the involuntary termination of your employment with the Company for reasons other than Cause and the second anniversary of such event, your base salary (payable on the normal payroll cycle) with the Company determined at the time of such involuntary termination in the event that, after reasonable efforts by you, you have been unable to obtain a suitable alternative vocation, as determined by the Company's Chief Executive Officer in his sole discretion;

                                                                     May 7, 2002
                                                                          Page 3



         (iii) your financial counseling and automobile allowance for the one year period starting on the date of your involuntary termination from the Company for reasons other than Cause and the first anniversary of the date of such event on the terms and conditions of the Section of the Letter Agreement entitled "Auto and Financial Counseling Allowance"; and

         (iv) you shall be entitled to make the COBRA election for continued medical and dental health insurance benefits for you and your eligible dependents, subject to the terms and conditions of the applicable policies and all COBRA requirements, for up to 18 months after the date of your termination of employment. In the event you elect COBRA continuation, and such termination was involuntary for reasons other than Cause, the Company shall pay you an amount equal to the monthly premium for such coverage, less usual withholding taxes and other customary withholdings, from the date of such involuntary termination for reasons other than Cause until the date that is the later of (x) the first anniversary of such involuntary termination and (y) the date you have obtained a suitable alternative vocation, as determined in accordance with Section (ii) above (such period, not to exceed 18 months after the date of your involuntary termination from the Company for reasons other than Cause, being the "Health Continuation Period"). For the remainder of such 18 month period, if applicable, you shall be responsible for such costs. If you have not found a suitable alternative vocation, as determined in accordance with Section (ii) above on or prior to the date that is 18 months after your involuntary termination from the Company for reasons other than Cause, then the Company shall continue paying to you the foregoing premium payments until the earlier of
(I) the date you find a suitable alternative vocation, as determined in accordance with Section (ii) above and (II) the date that is the second anniversary of your involuntary termination from the Company for reasons other than Cause. Such payments will be made to you in equal installments on the dates during the Health Continuation Period, or such later period, as applicable, that Covance makes its regular payroll payments. In the event you were terminated for Cause and the COBRA election is still available to you under applicable law, and you so elect the COBRA continuation, you shall be responsible for all health benefit premium costs. Life insurance coverage will continue, at the Company's expense, for the period during which the Company pays the premiums for health coverage provided above.

Notwithstanding anything in this Severance section to the contrary, you agree that if you obtain or are provided with medical, dental and life insurance from a new employment position which provides comparable coverage and benefits to that provided by the Company under the respective Company benefit plans and at an equivalent or lesser expense (both deductible and direct) to you, then you shall promptly notify the Company which of such insurance benefits is then being provided to you and the Company shall cease providing such coverage or discontinue paying the premiums for such insurance, as applicable.

Please refer to that certain Confidentiality and Non-Competition Agreement between you and the Company (the "Non-Competition Agreement"). You agree that any of the severance payments under Section (i) or (ii) above shall constitute the payment of your base salary under Section 4(a)(ii) of the Non-Competition Agreement.

"Cause" shall mean (i) your convictions of a felony or a misdemeanor if such misdemeanor involves moral turpitude; (ii) your committing any act of gross negligence or intentional misconduct in the performance or non-performance of your duties as an employee of Covance or its affiliates, including, any actions which constitute sexual harassment under applicable laws, rules or regulations;
(iii) your failure to perform your duties assigned for a period of thirty (30) or more days unless such failure is caused by an Extended Disability; or (iv) misappropriation of assets, personal dishonesty or intentional misrepresentation of facts which may cause Covance or its affiliates financial or reputational harm.

Should your employment be terminated by Covance because of an Extended Disability (as defined below), and not for any other reason that constitutes Cause, for 120 consecutive days where you have not returned to your duties on a full-time basis after the expiration of such 120 day period within 30 days after written notice of termination is given to you, Covance shall pay to you an amount equal to the sum of (a) two years base salary (payable on the normal payroll cycle)

                                                                     May 7, 2002
                                                                          Page 4



determined at the time of termination, and (b) two years of the annual incentive bonus (payable on the normal bonus cycles) in an amount equal for each such year to the product of your base salary in effect at termination and 65% (the sum of (a) and (b) being, collectively, the "Extended Disability Payments").

Extended Disability shall (i) mean you are unable, as a result of a medically determinable physical or mental impairment, to perform the duties and services of your position, or (ii) have the meaning specified in any disability insurance policy maintained by Covance, whichever is more favorable to you.

Except as may be otherwise provided in applicable Covance compensation and benefit plans, Covance shall not be liable for any salary or benefit payments to you beyond the date of your voluntary termination of employment with Covance. In the event of a termination of employment for Cause or Extended Disability, you shall not be entitled to any compensation or other benefits not already earned and owing to you on account of your services on the date of such termination of employment except as provided above with respect to a termination for Extended Disability. The provision of any benefits pursuant to this Agreement shall be in lieu of, and not in addition to, any payment or benefits you otherwise would have been entitled to pursuant to any severance pay plan of the Company, including, without limitation, that certain Amended and Restated Severance Pay Plan.

Change-of-Control
-----------------

In the event of an Event of Termination (as defined below), you will be entitled to a lump sum payment equal to the sum of (1) the product of (a) 3 and (b) your base annual salary in effect at the time of the Event of Termination and (2) the product of (a) 3 and (b) number that is 65% of your base annual salary in effect at the time of the Event of Termination. Such payment will be made within 60 days of the Event of Termination. In addition to, and as a result of, the foregoing (i) all of your stock options, restricted stock, deferred compensation and similar benefits which have not become vested on the date of an Event of Termination shall become vested upon such event and (ii) you shall be entitled to receive any payments calculated pursuant to the paragraph headed "Certain Additional Payments by Covance".

For the purposes of this Agreement, an Event of Termination is defined to be a termination of your employment by Covance (for reasons other than Cause) or a Constructive Termination (as defined below) of your employment, in each case within 24 months following a Change-of-Control (as defined below), or your voluntary termination of your employment for any reason or no reason during the one-month period commencing twelve months following a Change-of-Control and ending thirteen months after such Change-of-Control (a "Voluntary Termination"); provided, however, that a Voluntary Termination shall not be an Event of Termination if it arises from a Change-of-Control pursuant to clause (iv) under the definition of Change-of-Control unless the tender offer or exchange offer is a tender or exchange offer for securities representing 20% or more of the combined voting power of Covance's then outstanding securities.

For purposes of this Agreement, a Change-of-Control is defined to occur when:

         (i) any person (including as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the beneficial owner, directly or indirectly, of Covance's securities representing 20% or more of the combined voting power of Covance's then outstanding securities; or

         (ii) as a result of a proxy contest or contests or other forms of contested shareholder votes (in each case either individually or in the aggregate), a majority of the individuals elected to serve on Covance's Board of Directors are different than the individuals who served on Covance's Board of Directors at any time within the two years prior to such proxy contest or contests or other forms of contested shareholder votes (in each case either individually or in the aggregate); or

                                                                     May 7, 2002
                                                                          Page 5



         (iii) Covance shareholders approve a merger, or consolidation (where in each case Covance is not the survivor thereof), or sale or disposition of all or substantially all of Covance's assets or a plan or partial or complete liquidation; or

         (iv) an offeror (other than Covance) purchases shares of Covance common stock pursuant to a tender or exchange offer for such shares.

For purposes of this Agreement, a Constructive Termination is defined to be:

         (i) a material breach by Covance of this Agreement, including, without limitation, a reduction in your then current salary or the percentage of base salary eligible for incentive compensation;

         (ii) a diminution of your responsibilities, status, title or duties hereunder;

         (iii) a relocation of your work place which increases the distance between your principal residence (after relocation to the Princeton, New Jersey area) and your work place by more than 25 miles;

         (iv) a failure by Covance to provide you with benefits which are as favorable to you in all material respects as those provided immediately prior to the Change-of- Control; or

         (v) the failure of any acquiror or successor in interest to the business of Covance to agree in writing to be bound by the terms of this Agreement within four months of any Change-of-Control.

In the event you are involved in any dispute about your rights under this Agreement arising on or after a Change-of-Control, Covance shall pay all legal costs and fees incurred by you in connection with such dispute promptly upon receipt of any invoice relating thereto.

With respect to an Event of Termination, the benefits set forth under the paragraph headed Auto and Financial Counseling Allowance and medical, dental, disability and life insurance will be continued, to the extent they are not otherwise prohibited under the respective plans, until you find other employment but not longer than three years from the date of the Event of Termination.

Relocation
----------

When you relocate from your current residence to the Princeton, New Jersey area, Covance shall reimburse you for the costs, expenses and fees associated with the sale of your existing residence, the move to and the purchase of your new residence which are of the type otherwise paid for by Covance for an executive of your position under applicable Covance policies and upon submission of proper documentation. Covance is required to follow IRS guidelines governing tax treatment of relocation payments, and will not gross up the taxable portion of any such relocation reimbursement.

To the extent that you exercise your relocation option, Contact Lisa Fulton
(609) 452-4394 to coordinate the process. Further, to the extent you exercise your relocation option and should you voluntarily terminate your employment with Covance in the time period specified below, you shall repay Covance for the relocation expenses, costs and fees it paid as specified below:

                                                                     May 7, 2002
                                                                          Page 6



                                                         % of Relocation
                     Time Period                       Expenses to be Paid
                     -----------                       -------------------

         Voluntary termination less than                       100%
         six months after you exercise your
         relocation option

         Voluntary termination six months                       50%
         to one year after you exercise your
         relocation option

         Voluntary termination more than                         0%
         one year after you exercise your
         relocation option


Such repayment shall be deducted from your last paychecks to the extent permitted by applicable law with the balance due within 30 days after the effective date of your separation. The foregoing repayment obligation shall not apply, however, in the event of a Voluntary Termination after a Change-of-Control.

Certain Additional Payments by Covance
--------------------------------------

         (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by, to or for the benefit of you, whether made under this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Excise Tax"), then you shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         (b) All determinations required to be made under these provisions, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the accounting firm utilized by Covance for the preparation of its annual external financial statements (the "Accounting Firm") which shall provide detailed supporting calculations both to Covance and you within 30 days of the Event of Termination, if applicable, or such earlier time as is requested by Covance. The Gross-Up Payment, if any, as determined pursuant to this Paragraph (b), shall be paid to you within 10 days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon Covance and you. If subsequent final determinations of the Excise Tax made by the Internal Revenue Service give rise to additional Excise Tax, then additional Gross-Up Payments shall be made by Covance to you within 10 days after the notice is received by Covance of such final determination.

         (c) You shall notify Covance in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Covance of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after you know of such claim. You shall not pay such claim prior to the expiration of the thirty-day period following the date on which you give such notice to Covance (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Covance notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

                  (i) give Covance any information reasonably requested by Covance relating too such claim,

                                                                     May 7, 2002
                                                                          Page 7



                  (ii) take such action in connection with contesting such claims as Covance shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by Covance,

                  (iii) cooperate with Covance in good faith in order effectively to contest such claim, and

                  (iv) permit Covance to participate in any proceedings relating to such claim;

provided, however, that Covance shall bear all costs and expenses incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax imposed as a result of such contest or representation and payment of costs and expenses. Covance shall control all proceedings taken in connection with such contest. Covance may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Covance shall determine; provided, however, that if Covance directs you to pay such claim and sue for a refund, Covance shall advance the amount of such payment to you on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax imposed with respect to such advance.

         (d) If, after the receipt by you of an amount advanced by Covance pursuant to Paragraph (c), you become entitled to receive any refund with respect to such claim, you shall promptly pay to Covance the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by Covance pursuant to Paragraph (c), a final determination is made that you shall not be entitled to any refund with respect to such claim, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset the amount of Gross-Up Payment required to be paid.

Injunctive Relief
-----------------

You agree that the remedies available to Covance at law for any breach of any of your obligations under this Agreement may be inadequate, and you accordingly agree and consent that temporary or permanent injunctive relief, and/or an order of specific performance, may be granted in any proceeding which may be brought to enforce any provision hereof, without the necessity of proof of actual damage, in addition to any other remedies available to Covance at law.

Outplacement
------------

If there has been an Event of Termination, Covance shall provide for you, at Covance's cost, executive outplacement support for one-year following such termination.

Release
-------

If there has been an Event of Termination or if there has been no Change-of-Control but you have been terminated without Cause, the obligation of Covance to make to you any or all of the payments specified under this Agreement (including, without limitation, the Termination Payments, the salary continuation payments described in Section (ii) of the section entitled Severance of this Letter Agreement or the payments specified under the paragraph headed "Change of Control", as applicable) shall be subject to your execution and delivery to Covance of a release in form and substance reasonably satisfactory to Covance of all claims, demands, suits or actions, whether in law or at equity, you have or may have relating to or giving rise from such Event of Termination or non-Cause termination.

                                                                     May 7, 2002
                                                                          Page 8



Plans and Conflicts
-------------------

As in the case with the Bonus Plan, the Agreement does not constitute an amendment, modification or supplement to any other plan or policy (benefit, compensation or otherwise, including without limitation the EEPP, SERP, ESOP, 401(k) Savings Plan, and ESPP) of Covance, whether or not described in the Agreement, and to the extent there is any inconsistency between the Agreement and any other plan (benefit, compensation or otherwise, including without limitation the EEPP, SERP, ESOP, 401(k) Savings Plan, and ESPP), of Covance, whether or not described herein, such plans or policies shall govern. Further, nothing in this Agreement shall constitute a limitation on Covance's right to modify or discontinue any such plans or policies.

The provisions of employment relating to health benefits, vacation and reimbursement for business expenses, professional dues, etc. will be administered in accordance with company policies, as they may be amended, modified or supplemented from time to time.

Governing Law
-------------

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

Conditions to Effectiveness
---------------------------

This Agreement will become effective as of the date first written above upon which all of the following conditions have been satisfied:

         a)       The Board of Directors has approved this Agreement; and

         b) The Agreement has been executed and delivered by each of you and Covance.

Representations and Warranties
------------------------------

You hereby represent and warrant to Covance the following:

         a) You are not currently party to any contract of employment that might impede or impair your ability to execute this Agreement or perform the services contemplated hereof;

         b) You are not subject to any non-competition agreement, arrangement or understanding or any other restrictive covenants that might restrict your employment by Covance pursuant to this Agreement or otherwise; and

         c) You shall hold the terms and conditions of your employment with Covance, including this Agreement, in strict confidence and will not divulge the terms thereof to anyone else except employees or agents of Covance who have a need to know or your spouse, accountant, investment advisor, lawyer or others who have a need to know, provided, they are under similar obligations of confidentiality.

Waivers
-------

The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the full right to require such performance at any time thereafter, nor shall a waiver by either party of a breach of any provision hereof be taken or held to be a waiver of future performance under the provision itself.

                                                                     May 7, 2002
                                                                          Page 9



Scope of Restrictions Reasonable
--------------------------------

You hereby expressly agree that all of the covenants in this Agreement are reasonable and necessary in order to protect Covance and its business. If any provision or any part of any provision of this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective only to the extent of such invalidity or unenforceability and shall not affect in any way the validity or enforceability of the remaining provisions of this Agreement, or the remaining parts of such provision.

Assignment; Amendments
----------------------

This Agreement shall be binding on and inure to the benefit of the parties hereto and their heirs, executors, legal representatives, successors and assigns. Except in the event of a transfer to a successor corporation or other entity or affiliate of Covance, neither party shall have the right to assign its rights or delegate its obligations, or all or any portion of its rights or interests under this Agreement without the prior written consent of the other party hereto. This Agreement may be amended only by a written instrument signed by both parties hereto making specific reference to this Agreement and expressing the plan or intention to modify it.

Notification
------------

Any notice, request, demand, or other communication required or permitted by this Agreement shall be deemed to be properly given if delivered by hand or when mailed certified, registered or first class mail or overnight courier with postage or shipping charge prepaid, addressed to Covance at 210 Carnegie Center, Princeton, New Jersey 08540, Attention: CEO and to you at your address specified above, and all such notices shall be deemed effective at the time of delivery or at the time delivery is refused by the addressee upon participation. The addresses for the purpose of this Paragraph may be changed only by giving written notice of such change in the manner provided herein for giving notices.

Captions
--------

The captions of the Paragraphs herein are inserted as a matter of convenience only and in no way define, limit or describe the scope of this Agreement or any provisions hereof.

Entire Agreement
----------------

This Agreement sets forth the entire agreement and understanding between the parties hereto as to the subject matter hereof, and as such supersedes in its entirety any existing agreement or offer letters, whether oral or written, between you and Covance, including without limitation that certain Change-of-Control letter agreement dated November 10, 1998, except for any confidentiality and/or non-competition agreements between you and Covance which shall continue in full force and effect in addition to any of the provisions contained in this Agreement.

Employee at Will
----------------

This Agreement is not a contract of employment. Your employment by Covance is for no fixed term, and either you or Covance may terminate the employment relationship at any time for no reason or any reason not prohibited by applicable laws.

                                                                     May 7, 2002
                                                                         Page 10



Please indicate your agreement with the terms and conditions of this Agreement by signing two copies of this Agreement and returning them to my attention.

Very truly yours,


/s/ CHRISTOPHER A. KUEBLER
--------------------------

Chris A. Kuebler
Chairman of the Board and Chief Executive Officer



Accepted as of the date first above specified:


By: /s/ JAMES BANNON
    -----------------------------------------